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                                                                 Exhibit 99.1(i)


 March 28, 2001


Chase  Manhattan Mortgage Corporation 99-1 (427)
Andrew Cooper
450 W. 33rd St
New York, NY  10001




RE: Annual Statement as to Compliance


Pursuant to that certain Loan Servicing Agreement ("Agreement") dated as of March 1, 1999, Mortgage Loan Asset-Backed Certificates, Series 1999-1, I, H. John Berens, hereby certify that (I) a review of the activities of the Servicer during the preceding year and the performance under this Agreement has been made under my supervision, and (II) to the best of my knowledge, based on such review, the Servicer has fulfilled all its obligations under this Agreement for such year.


Sincerely,


/s/ H. John Berens
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H. John Berens
Sr. Vice President, Loan Service



HJB/pr
cc: Mr. James L. Shreero
    Ms. Denise Desrosiers, Esq.